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                                                                     EXHIBIT 99


For further information:
         MEDIA CONTACT:    James E. Adams, 419-783-8910, rfcmkt@rurban.net
         INVESTOR CONTACT: Valda Colbart, 419-784-2759, rfcinv@rurban.net

               RURBAN DECLARES FIRST QUARTER SHAREHOLDER DIVIDEND

Defiance, Ohio - February 1, 2005 - Rurban Financial Corp. (Nasdaq: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data processing, announced today that its regulatory authorities, the Federal Reserve Bank and the Ohio Department of Financial Institutions, have given approval to pay a first quarter common stock dividend to its shareholders. Rurban Financial Corp. convened a special Board meeting and declared a common stock dividend of $0.05 per share to shareholders of record on February 11, 2005, payable on February 25, 2005.

The Company is required to obtain regulatory approval to pay dividends in accordance with the requirements of the Written Agreement dated July 5, 2002 between Rurban and Federal and State banking regulators.

Kenneth A. Joyce, President and Chief Executive Officer of Rurban, commented, "We are extremely pleased to announce the approval of a dividend payment to our shareholders in the first quarter. They have been patient as we have worked through the resolution of the credit problems that had resulted in the suspension of dividends in 2002. We are absolutely focused on becoming a stronger, more dynamic financial services company, serving our customers and our shareholders, and enhancing their wealth. We look forward to enhanced profitability levels in 2005, and we plan to grow our dividends commensurate with the growth of the Company's earnings."

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,568,388 shares outstanding.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The bank offers a full range of financial services through their offices in Defiance, Paulding and Fulton Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Mid-West. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act

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of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.